Exhibit 10.3

Execution Version

TERMINATION AND SETTLEMENT AGREEMENT

TERMINATION AND SETTLEMENT AGREEMENT, dated as of May 4, 2020 (this “Agreement”), among Front Yard Residential Corporation, a Maryland corporation (the “Company”), BAF Holdings, LLC, a Delaware limited liability company (“Parent”), BAF Sub, LLC, a Maryland limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Amherst Single Family Residential Partners VI, LP (“Purchaser”).

WHEREAS, Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger, dated as of February 17, 2020 (the “Merger Agreement”), pursuant to which the Company was to be merged with and into Merger Sub on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”); and

WHEREAS, the Company, on the one hand, and Parent and Merger Sub, on the other hand, have agreed that the Merger Agreement is to be terminated and the Merger abandoned pursuant to Section 8.1 of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. Unless otherwise specifically defined in this Agreement, each capitalized term used but not defined in this Agreement shall have the meaning assigned to such term in the Merger Agreement.

ARTICLE II

SETTLEMENT

Section 2.1. Settlement.

(a) Simultaneously with the execution and delivery of this Agreement and in consideration of the agreements made herein, Purchaser and the Company each shall execute and deliver to each other that certain Investment Agreement, dated of even date herewith (the “Investment Agreement”), pursuant to which Purchaser shall purchase, and the Company shall sell, 4,400,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares” and each, a “Share”) for a purchase price of $12.50 per Share.

(b) Simultaneously with the execution and delivery of this Agreement and in consideration of the agreements made herein, Amherst SFRP VI REIT, LLC and the Company each shall execute and deliver to each other that certain Non-Negotiable Promissory Note, dated of even date herewith (the “Promissory Note”), pursuant to which on the terms set forth therein,

Amherst SFRP VI REIT, LLC shall provide a committed credit facility of Twenty Million Dollars ($20,000,000) to the Company.

(c) Promptly following the execution of this Agreement, and in no event later than the close of business on May 5, 2020, Parent shall pay, or cause to be paid, Twenty-Five Million Dollars ($25,000,000) in cash to the Company (the “Settlement Payment”); provided, that Purchaser specifically guarantees the obligation of Parent to pay the Settlement Payment. The Settlement Payment shall be paid by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing on Exhibit A hereto. The Settlement Payment shall not be repayable or refundable under any circumstances, including the termination or expiration of the Investment Agreement.

ARTICLE III

TERMINATION

Section 3.1. Termination of Merger Agreement. Effective upon the receipt by the Company of the full amount of the Settlement Payment, pursuant to Section 8.1 of the Merger Agreement, and without further action of any party hereto, the Merger Agreement is hereby terminated in its entirety, is null and void, and is of no further force and effect with no liability on the part of any party to this Agreement (or any Company Related Party or Parent Related Party); provided, that (i) notwithstanding anything to the contrary in the Merger Agreement, the second sentence of Section 9.1 of the Merger Agreement shall also be terminated in its entirety, and none of the provisions specified therein shall survive termination of the Merger Agreement hereunder, (ii) the Confidentiality Agreement, dated August 31, 2019, between the Company and Amherst Residential, LLC (the “Company Confidentiality Agreement”) shall survive the termination of the Merger Agreement and will remain in full force and effect for one year following the date hereof and (iii) the letter agreement regarding confidentiality, dated December 6, 2019, between the Company and an affiliate of Parent (the “Amherst Confidentiality Agreement” and together with the Company Confidentiality Agreement, the “Confidentiality Agreements”) shall survive the termination of the Merger Agreement and will remain in full force and effect for one year following the date hereof. The termination of the Merger Agreement, once effective in accordance with the terms hereof, shall be irrevocable. The parties hereto acknowledge that by virtue of the termination of the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee, the Debt Commitment Letter and the Voting Agreements shall terminate in accordance with their terms.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of the Company. The Company hereby represents and warrants that (a) it has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby, (b) this Agreement has been duly authorized, executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and (c) no consent of any third party is required for the execution, delivery and performance of this Agreement by the Company.

Section 4.2. Representations and Warranties of Parent, Merger Sub and Purchaser. Each of Parent, Merger Sub and Purchaser hereby represents and warrants that: (a) it has all requisite power and authority to enter into this Agreement and to take the actions contemplated hereby, (b) this Agreement has been duly authorized, executed and delivered by Parent, Merger Sub and Purchaser (as applicable) and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement is the valid and binding obligation of Parent, Merger Sub and Purchaser (as applicable), enforceable against Parent, Merger Sub and Purchaser (as applicable) in accordance with its terms and (c) no consent of any third party is required for the execution, delivery and performance of this Agreement by Parent, Merger Sub and Purchaser (as applicable).

ARTICLE V

RELEASES AND COVENANT NOT TO SUE

Section 5.1. Purchaser Release. Effective upon the receipt by the Company of the full amount of the Settlement Payment, each of Parent and Merger Sub, for itself and, to the maximum extent permitted by law, on behalf of its former, current or future officers, directors, employees, agents, representatives, parents, Subsidiaries, Affiliates, shareholders, managers, vendors and any predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity, and any other person claiming (now or in the future) through or on behalf of any of said person or entities (“Purchaser Releasing Parties”), hereby unequivocally, fully and irrevocably releases and discharges the Company, the Company Related Parties and their respective former, current or future directors, officers, employees, members, managers, partners, shareholders, agents or Representatives, advisors, attorneys, accountants, insurers, predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity (collectively, “Company Released Persons”), from any and all past, present, direct, indirect and/or derivative liabilities, claims, rights, actions, causes of action, counts, obligations, sums of money due, attorneys’ fees, suits, debts, covenants, agreements, promises, demands, damages and charges of whatever kind or nature, known or unknown, in law or in equity, asserted or that could have been asserted, under federal or state statute, or common law or the laws of any other relevant jurisdiction, arising from or out of, based upon, in connection with or otherwise relating in any way to the Merger Agreement (including, for the avoidance of doubt, the negotiation thereof and all due diligence activities and other actions or activities undertaken in connection therewith, collectively, the “Transaction Matters”), the Equity Commitment Letter, the Limited Guarantee, the Debt Commitment Letter, the Voting Agreements or the transactions or payments contemplated by any of the foregoing, including any claim relating to the termination of the Merger Agreement (the “Purchaser Released Claims”); provided, that, for the avoidance of doubt, nothing contained in this Agreement shall be deemed to release any party hereto from its obligations under (x) this Agreement, the Investment Agreement, the Promissory Note or the transactions contemplated hereby or thereby or (y) the Confidentiality Agreements.

Section 5.2. Company Release. Effective upon the receipt by the Company of the full amount of the Settlement Payment, the Company, for itself and, to the maximum extent permitted by law, on behalf of its former, current or future officers, directors, employees, agents, representatives, parents, Subsidiaries, Affiliates, shareholders, managers, vendors and any predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity, and any other person claiming (now or in the future) through or on behalf of any of said person or entities (“Company Releasing Parties” and together with the Purchaser Releasing Parties, the “Releasing Parties”), hereby unequivocally, fully and irrevocably releases and discharges each of Parent, Purchaser, Merger Sub, the Parent Related Parties and their respective former, current or future directors, officers, employees, members, managers, partners, shareholders, agents or Representatives, advisors, attorneys, accountants, insurers, predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity (collectively, “Purchaser Released Persons” and together with the Company Released Persons, the “Released Persons”), from any and all past, present, direct, indirect and/or derivative liabilities, claims, rights, actions, causes of action, counts, obligations, sums of money due, attorneys’ fees, suits, debts, covenants, agreements, promises, demands, damages and charges of whatever kind or nature, known or unknown, in law or in equity, asserted or that could have been asserted, under federal or state statute, or common law or the laws of any other relevant jurisdiction, arising from or out of, based upon, in connection with or otherwise relating in any way to the Merger Agreement (including, for the avoidance of doubt, the Transaction Matters), the Equity Commitment Letter, the Limited Guarantee, the Debt Commitment Letter, the Voting Agreements or the transactions or payments contemplated by any of the foregoing, including any claim relating to the termination of the Merger Agreement (the “Company Released Claims,” and, together with the Purchaser Released Claims, the “Released Claims”); provided, that, for the avoidance of doubt, nothing contained in this Agreement shall be deemed to release any party hereto from its obligations under (x) this Agreement, the Investment Agreement, the Promissory Note or the transactions contemplated hereby or thereby or (y) the Confidentiality Agreements.

Section 5.3. Scope of Release and Discharge.

(a) The parties, on behalf of the respective Releasing Parties, acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know, anticipate or believe to be true related to or concerning the Released Claims. The parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a party or parties. It is nonetheless the intent of the parties to give a full, complete and final release and discharge of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact. To that end, with respect to the Released Claims only, the parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, under which a general release does not extend to claims which the parties do not know or suspect to exist in their favor at the time of executing the release, which if known by the parties might have affected the parties’ settlement. With respect to the Released Claims only, the parties expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of §1542 of the California Civil Code (or any similar, comparable or equivalent provisions), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(b) The parties acknowledge and agree that the inclusion of this Section 5.3 was separately bargained for and is a key element of this Agreement.

Section 5.4. Covenant Not to Sue. Each of (a) the Company, on behalf of itself and the Company Releasing Parties, and (b) Parent and Merger Sub, on behalf of itself and the Purchaser Releasing Parties, covenants not to bring any Released Claim before any court, arbitrator, or other tribunal in any jurisdiction, whether as a claim, a cross claim, or counterclaim. Any Released Person may plead this Agreement as a complete bar to any Released Claim brought in derogation of this covenant not to sue. The covenants contained in this Section 5.4 shall become effective on the date hereof and shall survive this Agreement indefinitely regardless of any statute of limitations, but the covenants contained in this Section 5.4 shall terminate automatically if the Company does not receive the full amount of the Settlement Payment by the close of business on May 5, 2020.

Section 5.5. Accord and Satisfaction. This Agreement and the releases reflected herein shall be effective as a full, final and irrevocable accord and satisfaction and release of all of the Released Claims.

Section 5.6. Non-Disparagement. Other than as a party may determine (based on the advice of counsel) is necessary or appropriate to respond to any legal or regulatory process or proceeding or to give appropriate testimony or file any necessary documents in any legal or regulatory proceeding, or deliberations of the board of directors of the Company or Parent, no party to this Agreement shall make any public statements or any private statements that disparage, denigrate or malign the other parties or the Released Persons concerning the subject matter of this Agreement and the Merger Agreement or the business or practices of the other parties hereto. Nothing contained in this Section 5.6 shall prohibit a party from making any public or private statement that is factually accurate.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Admission. This Agreement constitutes the settlement of disputed and possible future claims; it does not and shall not constitute an admission of liability by any of the parties.

Section 6.2. Modification or Amendment. This Agreement may only be amended, modified or supplemented in writing by the parties hereto, by action of the boards of directors (or similar bodies) of the respective parties.

Section 6.3. Waiver. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 6.4. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 6.5. Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND ANY DISPUTES ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. Notwithstanding the foregoing, all matters relating to the duties of the board of directors of the Company shall be governed by and construed in accordance with the Laws of the State of Maryland without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

(b) Each of the parties (i) irrevocably submits exclusively to the jurisdiction of the Chancery Courts of the State of Delaware (the “Chancery Court”) or, if the Chancery Court declines jurisdiction, any other Delaware state court, and the federal courts of the United States of America, in each case, located in New Castle County in the State of Delaware (collectively, “Chosen Courts”) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Proceeding by or before any Governmental Entity relating to this Agreement or any of the transactions contemplated hereby in any court other than the Chosen Courts, (iv) waives any objection that it may now or hereafter have to the venue of any such Proceeding in the Chosen Courts or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 6.6. Each of the Company and the Purchaser hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.6 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated hereby.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

Section 6.6. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) when delivered, if delivered personally to the intended recipient, (b) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received) and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to the Company

Front Yard Residential Corporation

5100 Tamarind Reef

Christiansted, United States Virgin Islands 00820

Attention: Michael Lubin

Email: frontyardresidential@altisourceamc.com

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

    Sachin Kohli

Email:     michael.aiello@weil.com

    sachin.kohli@weil.com

if to Parent or Merger Sub:

c/o Amherst Residential, LLC

5001 Plaza on the Lake, Suite 200

Austin, TX 78746

Attention: Joseph Gatti

Email: jgatti@amherst.com

with copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Eduardo Gallardo

Email: egallardo@gibsondunn.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 6.7. Entire Agreement. This Agreement, the Investment Agreement, the letter agreement regarding confidentiality, dated August 31, 2019, between the Company and an affiliate of Purchaser (as amended on the date hereof), the letter agreement regarding confidentiality, dated December 6, 2019, between the Company and an affiliate of Purchaser, the waiver letter agreement regarding ownership of Shares dated as of the date hereof, by and between the Company and Purchaser, and the Promissory Note (including any exhibits to the foregoing agreements) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 6.8. No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 6.9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 6.10. Interpretation. The Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 6.11. Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties hereto, and any assignment without such consent shall be null and void.

Section 6.12. Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the obligations, undertakings, covenants or agreements of the parties to this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other party, and to enforce specifically the terms and provisions of this Agreement by a decree of specific performance, in accordance with Section 6.5 of this Agreement, without the necessity of proving actual harm or damages or posting a bond or other security therefor, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

FRONT YARD RESIDENTIAL CORPORATION

By:	/s/ George G. Ellison
Name: George G. Ellison
Title: Chief Executive Officer

[Signature Page to Termination and Settlement Agreement]

BAF HOLDINGS, LLC

By:	/s/ Paul Cuccurullo
Name: Paul Cuccurullo
Title: President and Secretary

BAF SUB, LLC

By:	/s/ Paul Cuccurullo
Name: Paul Cuccurullo
Title: President and Secretary

AMHERST SINGLE FAMILY RESIDENTIAL PARTNERS VI, LP

By:	Amherst SFRP VI GP, LLC, its general partner

By:	/s/ Joseph Gatti
Name: Joseph Gatti
Title: Vice President and Secretary

[Signature Page to Termination and Settlement Agreement]